Exhibit 99.1
NEWS RELEASE

For Release on July 31, 2007	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer
Giga-tronics Reports First Quarter Results
     San Ramon, CA — Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net profit of $92,000 or $0.02 per fully diluted share for the quarter ending June 30, 2007. This compares with a net loss of $1,027,000 or $0.21 per fully diluted share for the same period a year ago. The net profit in the first quarter of fiscal 2008 resulted from a 37% net sales increase to $4,628,000 versus $3,386,000 in the first quarter of fiscal 2007 along with a 6.5% net margin improvement to 42%. Operating expenses decreased 14% or $317,000 in the first quarter of fiscal 2008 over fiscal 2007. This was primarily due to decreases of $375,000 in product development expenses. Also included in the $92,000 net profit for the first quarter of fiscal year 2008 was a one time restructuring charge of $80,000 or $0.02 per fully diluted share in severance costs.
     During the three month period ended June 30, 2007, the Company recorded $64,000 as income on discontinued operations due to the receipt of a payment of $18,000 on previously reserved receivables, a payment of $41,000 from the sale of a previously written off asset, and an adjustment of $5,000 to the sub-lease accrual.
     Orders improved 70% in the first quarter of fiscal 2008 to $4,980,000 from $2,933,000 for the first quarter of fiscal 2007. Our book-to-bill ratio increased to 1.08 versus 0.87 in the same period a year ago.
     Backlog at quarter end was $8.8 million (approximately $5.9 million is shippable within one year) as compared to $9.9 million (approximately $5.8 million was shippable within one year) at the end of the first quarter of the prior year.
     Cash and cash equivalents at June 30, 2007 were $1,815,000 compared to $1,804,000 as of March 31, 2007.

     Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the first quarter results. To participate in the call, dial (866) 463-5401, and enter Access Code 864928#. The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”. The conference call discussion reflects management’s views as of July 31, 2007 only.
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Giga-tronics is a publicly held Company, traded on the NASDAQ Capital (formerly Small Cap) Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 31, 2007 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

Condensed Consolidated Balance Sheets
(In thousands except share data)	June 30, 2007	March 31, 2007

(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,815	$1,804
Trade accounts receivable, net	2,394	2,750
Inventories	5,766	5,841
Prepaid expenses and other assets	465	360

Total current assets	10,440	10,755

Property and equipment, net	315	324
Other assets	29	82

Total assets	$10,784	$11,161

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$881	$1,106
Accrued commissions	231	192
Accrued payroll and benefits	678	666
Accrued warranty	195	207
Customer advances	563	681
Income taxes payable	2	—
Other current liabilities	498	623

Total current liabilities	3,048	3,475
Deferred rent	203	293

Total liabilities	3,251	3,768

Commitments
Shareholders’ equity
Preferred stock of no par value; Authorized 1,000,000 shares; no shares outstanding at June 30, 2007 and March 31, 2007	—	—
Common stock of no par value; Authorized 40,000,000 shares; 4,809,021 shares at June 30, 2007 and March 31, 2007 issued and outstanding	13,213	13,165
Accumulated deficit	(5,680)	(5,772)

Total shareholders’ equity	7,533	7,393

Total liabilities and shareholders’ equity	$10,784	$11,161

Consolidated Statements Of Operations
	Three Months Ended
(In thousands except per share data)	June 30, 2007	June 24, 2006

(Unaudited)
Net sales	$4,628	$3,386

Cost of sales	2,684	2,187

Gross profit	1,944	1,199

Product development	586	961
Selling, general and administrative	1,275	1,297
Restructuring	80	—

Operating expenses	1,941	2,258

Operating income (loss)	3	(1,059)

Other income	13	—
Interest income, net	14	29

Income (loss) from continuing operations before income taxes	30	(1,030)
Provision for income taxes	2	—

Income (loss) from continuing operations	28	(1,030)
Income on discontinued operations, net of income taxes	64	3

Net income (loss)	$92	$(1,027)

Basic and diluted net income (loss) per share:
From continuing operations	$0.01	$(0.21)
On discontinued operations	0.01	(0.00)

Basic and diluted net income (loss) per share	$0.02	$(0.21)

Shares used in per share calculation:
Basic	4,809	4,809

Diluted	4,863	4,809